Exhibit (g)(24)

Amendment to Global Custody Agreement (For Foreign and Domestic Securities)

This Amendment is dated April 30, 2013 (“Effective Date”) to the Global Custody Agreement (For Foreign and Domestic Securities), dated December 26, 2012 (the “Agreement”), and is entered into by and between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and Union Bank, N.A. (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Schedule I of the Agreement is deleted in its entirety and replaced with a new Schedule I attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		UNION BANK, N.A.

By:	/s/ Kimberly R. Storms	By:	/s/ Margaret Bond
Name:	Kimberly R. Storms	Name:	Margaret Bond
Title:	Treasurer	Title:	Vice President

Schedule I

to the

Custodian Agreement

by and between

FINANCIAL INVESTORS TRUST

and

UNION BANK, N.A.

April 30, 2013

NAMES OF FUNDS

ALPS/WMC Disciplined Value Fund

Aspen Managed Futures Strategy Fund

The Disciplined Growth Investors Fund

Redmont Resolute Fund I

Redmont Resolute Fund II

Seafarer Overseas Growth and Income Fund

Emerald Banking and Finance Fund

Emerald Growth Fund

Pathway Advisors Aggressive Growth Fund

Pathway Advisors Conservative Fund

Pathway Advisors Growth and Income Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Emerging Markets Opportunities Fund